FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: December 31, 2001    |
    Instruction (b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Spiller           Jonathan              M.
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   (Last)            (First)            (Middle)

c/o Armor Holdings, Inc.
1400 Marsh Landing Parkway, Suite 112
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                     (Street)

Jacksonville              FL            32250
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


Armor Holdings, Inc. (AH)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


December, 2001
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   President and Chief Executive Officer
   --------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of
                                                                                       Securities     6. Owner-
                        2. Trans-     3. Trans-                                        Beneficially      ship
                           action        action       4. Securities Acquired (A)       Owned at          Form:      7. Nature of
                           Date          Code            or Disposed of (D)            End of            (D) Direct    Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month             or (I)        Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.           Indirect      Ownership
                           Year)      Code    V                 (D)                    3 and 4)          (Instr. 4)    (Instr. 4)
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Common Stock, par value   12/10/01     S              101,459      D       $22.00      222,610              D
  $0.01 per share
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Common Stock, par value   12/10/01     S               23,541      D       $22.00       20,000              I       By Children
  $0.01 per share
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-

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the Form is filed by more than one reporting person, See Instruction 5(b)(v).                                SEC 1474 (7-96)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed   Day/Year)          and 4)          Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4, and 5)    Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock Options  $1.05                                     (2)              Common   109,429            109,429      D
(Right to                                                                  Stock
Buy)(1)
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Stock Options  $10.4375                                  (2)     9/2/07   Common   100,000            100,000      D
(Right to                                                                  Stock
Buy)(3)
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Stock Options  $11.00                                    (2)     9/2/07   Common   10,000             10,000       D
(Right to                                                                  Stock
Buy)(3)
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Stock Options  $12.00                                    (2)     9/2/07   Common   50,000             50,000       D
(Right to                                                                  Stock
Buy)(3)
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Stock Options  $11.3125                                  (5)     1/1/09   Common   300,000            300,000      D
(Right to                                                                  Stock
Buy)(4)
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(1) Granted pursuant to the Armor Holdings, Inc. 1994 Incentive Stock Plan.
(2) Presently exercisable.
(3) Granted pursuant to the Armor Holdings, Inc. 1996 Stock Option Plan.
(4) Granted pursuant to the Armor Holdings, Inc. 1998 Stock Option Plan.
(5) 33% exercisable on and after each of the first 3 anniversaries of January 1, 1999.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one reporting person, See Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


              /s/ Jonathan M. Spiller                      January 7, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date



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